Exhibit 23.5

AME Mineral Economics (Hong Kong) Limited 403, 4/F Lucky Building, 39 Wellington Street, Central, Hong Kong T +85 2 2846 8220 F +85 2 2801 5337
12 April 2011
Stanislav A. Ploschenko
Mechel OAO
1 Krasnoarmeyskaya UI.
Moscow 125993
Russia
Dear Sir,
We hereby consent to the use of our name under “Industry Overview” in the preliminary prospectus supplement dated 12 April 2011 (the “Preliminary Prospectus Supplement”), any final prospectus supplement related thereto (the “Final Prospectus Supplement”), and the registration statement on Form F-3ASR (No. 333 166309) of Mechel OAO (the “Registration Statement”) in connection with references to our involvement in the preparation of the research report on the steel and coal industries (the “Report”) and to the use of the Report, or portions thereof, and to the inclusion or incorporation by reference of information from the Report, in the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Registration Statement.
We have read the Preliminary Prospectus Supplement, Final Prospectus Supplement and the Registration Statement and have no reason to believe that there are any misrepresentations or inconsistencies in the information contained therein that are from the Report.
Yours faithfully,
For and on behalf of
AME Mineral Economics (Hong Kong) Limited

/s/ Shaun Browne

Shaun Browne
Director